Exhibit 23.3
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Spherix Incorporated on Amendment No. 1 of Form S-3 (File No. 333-191002) of our report dated July 11, 2013, with respect to our audit of the financial statements of North South Holdings, Inc. as of December 31, 2012 and for the period from November 9, 2012 (inception) through December 31, 2012 appearing in the Schedule 14A of Spherix Incorporated and included as an exhibit to the amended Form 8-K filed by Spherix Incorporated on October 9, 2013. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
New York, NY
November 15, 2013